Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Diana Kashan 212 981 5161 / diana_kashan@dkcnews.com

Mike Paluszek 212 981 5190 / michael_paluszek@dkcnews.com

THE LIGHTSTONE GROUP AND LIGHTSTONE VALUE PLUS REIT CLOSE ON 10 YEAR LOAN EXTENSION FOR 1407 BROADWAY

ICONIC BUILDING IN TIMES SQUARE SOUTH TO BE REPOSITIONED

TO ATTRACT TECH, MEDIA AND CREATIVE INDUSTRIES

New York, NY, (March 19, 2013) –The Lightstone Group in partnership with Lightstone Value Plus REIT, Inc. (LVPR) announced today it has closed on a loan extension with Swedbank AB on 1407 Broadway, one of the premier buildings (1.1 million square-feet) in what was previously the garment hub of New York City. The $127 million loan has been extended by ten years and the interest rate has been modified.

The Lightstone Group and LVPR have committed $13.5 million to upgrade 1407 Broadway and reposition it towards the technology, media and creative industries which are currently experiencing explosive growth and moving north of Chelsea and the Flatiron markets.

Capital improvements will include upgrades to the infrastructure and systems such as HVAC and electrical, along with renovations of the main lobby, floor-by-floor common areas and street level retail storefronts. Enhanced technology systems such as telecommunications risers, high speed internet, and a transfer system for massive amounts of data will be installed. The 13,000 square-foot floor plates of The Tower (floors 23 – 42) will be built out to meet the unique needs of contemporary office tenants.

“We are excited by the recent transformation of Broadway in Midtown into an active office corridor. This gives us the opportunity to reposition 1407 Broadway for the tech, media and creative businesses that are moving north. We are especially thrilled to be making significant capital improvements to The Tower which will offer unique size category that is exclusive to 1407 Broadway” said David Lichtenstein, Chairman and CEO of The Lightstone Group. “These entire tower floors offer panoramic views of New York Harbor, the Empire State and Chrysler Buildings; additionally the building is in close proximity to major transportation hubs.”

“We believe this repositioning is representative of The Lightstone Group’s ability to identify attractive investment opportunities which are well-positioned and have the ability to grow,” said Lichtenstein, who is also Chairman and CEO of LVPR. “We believe the location of this iconic property, coupled with our planned $13.5 million renovation, is key to its success.”

About The Lightstone Group

The Lightstone Group has a diversified portfolio of retail, hospitality, office, industrial and residential real estate assets, including more than 8.1 million square feet of commercial space and more than 11,000 multi-family units in 19 states, the District of Columbia and Puerto Rico.

The Lightstone Group manages its business through operating platforms, each focused on a specific real estate asset class. Headquartered in New York, The Lightstone Group employs more than 500 professionals. For more information, visit www.lightstonegroup.com.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is current closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR II’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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